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[NOBLE INTERNATIONAL LTD LOGO]

                                                                      EXHIBIT 99

                       NOBLE INTERNATIONAL, LTD. ANNOUNCES
            INCREASED THIRD QUARTER AND FULL YEAR EARNINGS ESTIMATES

WARREN, MI -- September 16, 2003 - Noble International, Ltd. (NASDAQ: NOBL) ("Noble" or the "Company") announced today that it expects third quarter 2003 earnings from continuing operations to be higher than its prior guidance. Management expects earnings for the third quarter of 2003 to be approximately $0.27 to $0.29 per diluted share, compared to the First Call analyst estimate of $0.19 per diluted share. This compares to earnings from continuing operations of $0.26 per diluted share in the third quarter of 2002.

Through the first six months of 2003, Noble reported earnings from continuing operations of $4.5 million, or $0.55 per diluted share, including an after-tax restructuring charge of $0.4 million, or $0.05 per share, taken in the first quarter of 2003. Excluding the restructuring charge from reported earnings, Noble earned $0.60 per diluted share from continuing operations for the first half of this year. Excluding the charge is consistent with the presentation method utilized by First Call.

For the full year, management expects 2003 net income from continuing operations of $1.05 to $1.10 per diluted share, excluding the restructuring charge. Noble's previous guidance of $0.80 to $0.95 per diluted share included the $0.05 per share restructuring charge. Excluding the restructuring charge, Noble's previous full year earnings guidance was $0.85 to $1.00 per diluted share. First Call's current full year 2003 estimate for Noble stands at $1.00 per diluted share.

Noble's President and Chief Executive Officer, Christopher L. Morin, stated, "The increase in our expectations for earnings in the second half of the year is due to greater gains in operating efficiency and cost reductions than we projected. We entered 2003 with a plan to improve operating efficiency and reduce cost. Our team implemented this plan more efficiently and quickly than we previously expected. Along with our customers, we have also made substantial improvements to our new program launch process. Those efforts also contributed to our higher profit expectations for the rest of the year. We will continue to pursue this program and are confident that we can continue to become more efficient in 2004 and beyond."

Noble's revised guidance assumes that there is no disruption in production related to customer work stoppages, that new product launches are successful and that there are no significant reductions in planned vehicle build schedules, or other factors as referenced in the Safe Harbor Statement below.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements

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within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:

Greg Salchow
Noble International, Ltd.
(586) 751-5600